UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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Form 8-K
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CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
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Date of Report:  November 25, 2009
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CARPENTER TECHNOLOGY CORPORATION
 (Exact name of registrant as specified in its charter)

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Delaware	1-5828	23-0458500
(State of or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer I.D. No.)

P.O. Box 14662 Reading, Pennsylvania		19612-4662
(Address of principal executive offices)		(Zip Code)

(610) 208-2000
Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On November 24, 2009, Carpenter Technology Corporation (the “Company”) entered into a new revolving credit facility pursuant to a Credit Agreement with a group of banks led by Bank of America, N.A., as the Administrative Agent, which banks include JPMorgan Chase Bank, NA, The Bank of Tokyo-Mitsubishi UFJ Trust Company, PNC Bank, National Association, and Keybank, National Association (the “Credit Agreement”).  The Credit Agreement replaces the Company’s Five-Year Revolving Credit Agreement, dated as of August 31, 2005, which had been set to expire in August 2010 (the “Former Credit Agreement”), and it increases the Company’s borrowing capacity and extends the expiration date from those under the Former Credit Agreement.

The Credit Agreement extends to November 24, 2012; permits the Company to borrow funds for working capital and other general corporate purposes; contains a revolving credit commitment amount of $200,000,000, subject to the Company’s right, from time to time, to request an increase of the commitment to $300,000,000 in the aggregate; and provides for the issuance of Letters of Credit within such amount.  The Company has the right to voluntarily prepay and reborrow loans, to terminate or reduce the commitments under the facility, and, subject to certain lender approvals, to join subsidiaries as Subsidiary Borrowers.

Interest on the borrowings under the facility will accrue at variable rates, based upon LIBOR or a defined “Base Rate,” that are determined based upon the rating of the Company’s senior unsecured long-term debt (the “Debt Rating”).  The applicable margin to be added to LIBOR ranges from 1.45% to 2.85%, and for Base Rate-determined loans, from 0.45% to 1.85%.  The Company will also pay quarterly a facility fee ranging from 0.30% to 0.65%, determined based upon the Company’s Debt Rating, of the $200,000,000 commitment under the Credit Agreement.  In addition, the Company must pay certain Letter of Credit fees, ranging from 1.45% to 2.85%, with respect to Letters of Credit issued under the Credit Agreement.

The Company is subject to certain financial and restrictive covenants under the Credit Agreement, which, among other things,

●	require the maintenance of a minimum interest coverage ratio (which begins at 3:00 to 1:00 for the period through September 30, 2010, and ultimately increases to 3:50 to 1:00),

●	forbid the Company from exceeding a debt to capital ratio of 55%,

●	prohibit certain additional indebtedness or contingent obligations and certain new liens on assets,

●	prohibit certain acquisitions of or investments in businesses,

●	restrict the Company’s ability to merge or consolidate with, or otherwise sell substantially all of its assets to, another party,

●	restrict the Company’s ability to dispose of or sell certain assets in other situations, and

●	restrict the Company’s ability to declare or make dividends or stock distributions in circumstances that would cause a material adverse effect.

The restrictions of these covenants (other than the financial ratio covenants) are subject to certain exceptions or threshold triggering amounts or events specified in the Credit Agreement, and in some cases the restrictions may be waived by the lenders.  If the Company were to fail to comply with these covenants, the Company would be in default under the Credit Agreement.

The foregoing summary description of the Credit Agreement is qualified in its entirety by reference to the full text of the document, which is filed as Exhibit 10.1 to this Report and is incorporated herein by reference.

In connection with terminating the Former Credit Agreement, the Company cash-collateralized certain letters of credit that had been outstanding under that facility.  As of the date hereof, the Company has made no borrowings under the Credit Agreement.

Item 1.02	Termination of a Material Definitive Agreement.

In connection with the Company entering into the Credit Agreement discussed in Item 1.01 of this Report, the Company simultaneously terminated its Former Credit Agreement.  In addition, the Company simultaneously terminated its Receivables Purchase Agreement, dated as of December 20, 2001, by and among CRS Funding Corporation, as seller, the Company, as servicer, Market Street Funding LLC, as issuer, and PNC Bank, National Association, as administrator.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The relevant disclosure set forth in Item 1.01 above is incorporated herein by reference in response to this Item 2.03.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits
Exhibit No.	Exhibit Description
10.1
Credit Agreement, by and among Carpenter Technology Corporation and certain of its subsidiaries, as Borrowers, and Bank of America, N.A., JPMorgan Chase Bank, The Bank of Tokyo-Mitsubishi UFJ Trust Company, PNC Bank, National Association, and Keybank, National Association, as servicers, dated November 24, 2009.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARPENTER TECHNOLOGY CORPORATION

By	/s/ K. Douglas Ralph
K. Douglas Ralph
Senior Vice President – Finance and
Chief Financial Officer

Date:  November 25, 2009